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                                                                   EXHIBIT 5.1

                                                  March 10, 1997

Noram Gaming and Entertainment, Inc.
Three Canton Square
Toledo, Ohio 43624

Attention:  George Zilba, President

                          Re:  Registration Statement on Form S-8
                               for the Noram Gaming and Entertainment, Inc
                               Stock Incentive Plan

Dear Mr. Zilba:

           We have acted as counsel to Noram Gaming and Entertainment, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission for the registration of 1,000,000 shares of the common stock of the Company, par value $0.001 per share (the "Shares") issuable to eligible employees, directors and consultants of the Company under the terms of the Company's Stock Incentive Plan (the "Plan").

           In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

           Based upon the foregoing, it is our opinion that the Shares will, when issued pursuant to stock awards granted under the Plan, be legally and validly issued, fully paid and nonassessable.

           The undersigned hereby consents to the filing this opinion as
Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,



                                                     SHUMAKER, LOOP & KENDRICK